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                                                                    EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of Amendment No. 1 to this Registration Statement on Form S-1 of our report dated January 23, 1997, except for the third paragraph of Note 1 and the second paragraph of
Note 9 which are as of February 13, 1997, the third paragraph of Note 9 which is as of February 14, 1997, and the fourth paragraph of Note 9 which is as of October 28, 1997, relating to the financial statements of Gulf Island Fabrication, Inc., which appears in such Prospectus. We also consent to the application of such report to the Financial Statements Schedule for the three years ended December 31, 1996 listed under Item 16(b) of this Registration Statement when such schedule is read in conjunction with the financial statements referred to in our report on the aforementioned financial statements of Gulf Island Fabrication, Inc. The audits referred to in such report also included this schedule. We also consent to the use, in this prospectus, of our report dated January 23, 1997 relating to the combined financial statements of Dolphin Services, Inc., Dolphin Sales and Rentals, Inc. and Dolphin Steel Sales, Inc., which appears in such Prospectus. We also consent to the reference to us under the heading "Experts" in such Prospectus.

PRICE WATERHOUSE LLP

Houston, Texas
November 13, 1997